Exhibit 99.2

Investor Contact:	Media Contact:
Garen Sarafian	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

Bausch Health Announces Launch of Syndication of New Senior Secured Credit Facilities
Transaction is part of a broader refinancing initiative aimed at opportunistically accessing capital markets to address near- and mid-term maturities
LAVAL, QC, March 19, 2025 – Bausch Health Companies Inc. (NYSE: BHC)(TSX: BHC) (the “Company” or “Bausch Health”) today announced that it has launched the syndication of new senior secured credit facilities totaling at least $3.8 billion.
The new senior secured credit facilities are expected to consist of (i) a 5-year senior secured revolving credit facility in an amount of at least $400 million (the “New Revolving Facility”) and (ii) a $3,400 million 5.5-year secured term loan B facility (the “New Term Loan Facility” and, together with the New Revolving Facility, the “New Senior Secured Credit Facilities”) through its indirect wholly-owned subsidiary, 1261229 B.C. Ltd., a company incorporated under the laws of British Columbia, Canada (the “Borrower”) that, at the closing of the transactions, will be a non-guarantor restricted subsidiary under the indentures that govern the Company’s existing notes.
JPMorgan Chase Bank, N.A. is the lead arranger for the New Senior Secured Credit Facilities.
“The launch of this syndication is the result of a thorough process led by our Board, management team, and independent advisors to evaluate several debt financing alternatives and is consistent with Bausch Health’s previously stated objective to comprehensively improve our debt maturity profile. The transaction is part of a broader initiative aimed at opportunistically accessing capital markets to address our near- and mid-term maturities,” said Bausch Health CEO Thomas J. Appio. “The Company has a diverse, substantial portfolio of assets and, with seven consecutive quarters of top- and bottom-line growth, strong momentum to build on our success in 2025.”
Commitment to Paying Down Debt
Bausch Health (excluding Bausch + Lomb) reduced net debt by nearly $1 billion in 2024. The Company remains committed to optimizing its capital structure, strategically reducing debt leverage, and extending maturities to fortify its financial position for long-term success.
Transaction Details
The New Senior Secured Credit Facilities will be (i) secured, subject to customary limitations, by a first priority lien on substantially all assets of the Borrower, including a pledge of its direct equity interest in Bausch + Lomb and (ii) guaranteed by the Company and subsidiaries of the Company that guarantee the Company’s existing indebtedness and secured by the assets of the guarantors, subject to customary limitations, by a first-priority lien that will rank pari passu with the liens securing the Company’s existing first lien secured indebtedness.
The Company intends to use the proceeds of the New Term Loan Facility, together with the proceeds of other additional secured indebtedness intended to be raised in connection with the New Senior Secured

Credit Facilities, to repay in full and terminate the Company’s existing credit agreement, and (i) to redeem all of its 5.500% Senior Secured Notes due 2025, 9.000% Senior Notes due 2025, 6.125% Senior Secured Notes due 2027, 5.750% Senior Secured Notes due 2027 and its indirect subsidiary’s 9.000% Senior Secured Notes due 2028, (ii) to pay related fees, premiums and expenses and (iii) for general corporate purposes. The Company will use any amounts borrowed from time to time under the New Revolving Facility, which will replace its existing revolving facility, for general corporate purposes.
These proposed refinancing transactions, including but not limited to the principal amount, interest rate and maturity of the New Senior Secured Credit Facilities and any concurrent financings, are subject to market conditions and to a number of significant conditions, and there can be no assurance that the Company will consummate any of these transactions on the anticipated terms or timing, or at all.
The Company was advised by Evercore, Proskauer, and Norton Rose Fulbright Canada.
U.S. lenders under the New Senior Secured Credit Facilities must be qualified purchasers within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended.
This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Bausch Health
Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information, visit www.bauschhealth.com and connect with us on LinkedIn.
Forward-Looking Statements About Bausch Health
This news release may contain forward-looking statements within the meaning of applicable securities laws, including the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of the words "will," "anticipates," "hopes," "expects," "intends," "plans," "should," "could," "would," "may," "believes," "subject to" and variations or similar expressions. These statements are neither historical facts nor assurances of future performance, are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the Company can offer no assurance that the separation (including a potential sale of Bausch + Lomb) will occur on terms or timelines acceptable to the Company or at all, or any assurance as to our ability to market, negotiate or close the New Senior Secured Credit Facilities on favorable terms or at all, or whether the Company will be able to obtain any new secured revolving credit facility or other additional secured indebtedness, or as to the ultimate composition of any near-term financing activities. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health's overall business, including those more fully described in Bausch Health's most recent annual and quarterly reports and detailed from time to time in Bausch Health's other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-

looking statements to reflect events, information or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.